UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Sterling Construction Company, Inc.

(Name of Registrant as Specified In Its Charter)

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Telephone: (281) 821-9091
NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the 2007 Annual Meeting of Stockholders of Sterling Construction Company, Inc., a Delaware corporation, will be held as follows:

Date:	May 7, 2007

Place:	The offices of Sterling Construction Company, Inc. 20810 Fernbush Lane Houston, Texas 77073

Time:	11:30 a.m., local time

Purposes:	To elect three Class III directors, each to serve for a term of three years and until his successor is duly elected and qualified.

To consider the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2007.

To transact any other business that may properly come before the meeting.
The stockholders of record at the close of business on March 9, 2007 are entitled to notice of the meeting and to vote at the meeting or any adjournment of it.

By Order of the Board of Directors
April 4, 2007	Roger M. Barzun, Secretary
You are urged to complete, sign and date the enclosed proxy and to return it in the envelope provided.
The execution of a proxy will not affect a record holder’s right to vote in person if present at the meeting.

STERLING CONSTRUCTION COMPANY, INC.
Proxy Statement for the 2007 Annual Meeting of Stockholders

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STERLING CONSTRUCTION COMPANY, INC.
20810 Fernbush Lane
Houston, Texas 77073
Tel.: (281) 821-9091
PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
This Proxy Statement and the enclosed Annual Report on Form 10-K are being sent to stockholders on or about April 4, 2007.
In this Proxy Statement, Sterling Construction Company, Inc. is sometimes referred to as the Company, and the Board of Directors of the Company is sometimes referred to as the Board. The Company is furnishing this Proxy Statement to stockholders in connection with the solicitation of proxies by the Board for the 2007 Annual Meeting of Stockholders. The Annual Meeting will be held on May 7, 2007 at 11:30 a.m. local time at the Company’s offices at 20810 Fernbush Lane, Houston, Texas.
The Record Date. The Company has established March 9, 2007 as the Record Date. The persons or entities whose names appear on the records of the Company as holders of the Company’s common stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. On the Record Date, there were 10,936,468 shares of the Company’s common stock outstanding.
Methods of Voting. There are two ways that as a record holder you may vote shares. You may come to the Annual Meeting and vote in person, or you may appoint someone to vote your shares for you by giving that person a proxy. In this Proxy Statement, you are being asked to appoint each of Patrick T. Manning, Joseph P. Harper, Sr. and Karen A. Stempinski as your proxy holder to vote your shares in the manner you direct, both at the Annual Meeting and at any adjournment of the meeting.
Voting by Proxy. Your shares will be voted as you direct if your proxy is properly signed, if it is returned to the Company before the Annual Meeting, and if it is not revoked by you before the voting. If you do not specify on your proxy how you want your shares voted, they will be voted —
     FOR the election of the nominees for director listed on the proxy; and
     FOR the ratification of the selection of the Company’s independent registered public accounting firm.
The Board does not know of any proposal that will be presented for consideration at the Annual Meeting other than the election of directors and the ratification of the selection of the Company’s independent registered public accounting firm. However, if any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy to vote or otherwise to act in accordance with their best judgment.
Revocation of a Proxy. You may revoke a proxy you have already given in any one of the following ways:
•	By delivering to the Secretary of the Company at the Company’s address set forth above a written statement to that effect;

•	By submitting a proxy dated later than a previous proxy; or

•	By notifying the chairman at the Annual Meeting that you wish to vote in person and to thereby revoke your proxy.
Quorum, Vote Required and Method of Counting.
The Quorum for the Meeting. A quorum must be present in order to hold the Annual Meeting. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the Record Date. Holders of shares of common stock who are either present at the Annual Meeting in person or through representation by a proxy (including those who abstain from voting or who do not vote on one or more of the proposals) will be counted for purposes of determining whether there is a quorum present at the meeting.

Vote Required. Each share of common stock entitles the record holder to one vote on each of the matters to be voted on at the Annual Meeting. In the election of directors (Proposal 1) the director nominees with the most votes will be elected. For the effect of your vote on Proposal 2, see the information below under the heading Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal 2).
Method of Counting. The Company will not count as votes cast on a proposal either the shares of stockholders who abstain from voting on that proposal, or the shares held in “street” name by brokers or by nominees who indicate on their proxies that they do not have the discretionary authority to vote the shares on the proposal — known as broker non-votes. As a result, abstentions and broker non-votes will have no effect on the voting on any of the proposals described in this Proxy Statement.
The Solicitation of Proxies and Expenses. In addition to sending this Proxy Statement to stockholders, directors, officers and employees of the Company may solicit proxies using personal interviews, telephone calls, facsimiles and e-mail. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to solicit their customers who are beneficial owners of common stock and to forward solicitation materials to those beneficial owners. The Company will reimburse them for their reasonable out-of-pocket expenses they incur in doing so and will pay the expenses of preparing, printing and mailing this Proxy Statement, the enclosed form of proxy and any other solicitation materials.
The 2006 Annual Report. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission (SEC), contains financial statements and other information of interest to stockholders. A copy of that Annual Report is enclosed with this Proxy Statement.
ELECTION OF DIRECTORS (Proposal 1)
The Composition of the Board. The by-laws of the Company permit the Board to determine from time to time how many directors the Company will have. The size of the Board is currently set at nine directors. The Company’s Certificate of Incorporation divides directors into three classes and there are currently three directors in each class. The term of each class is three years and the terms are staggered so that at each Annual Meeting of Stockholders, the term of one of the classes expires. A director holds office until the expiration of his or her term and until a successor is elected and qualified unless the director dies, resigns or is removed from the Board. In that case, the Board has the authority to appoint a replacement. On March 14, 2007, the Board increased the number of directors from eight to nine and elected Donald P. Fusilli, Jr. a Class III director to fill the new directorship. The term of Class III directors expires at the 2007 Annual Meeting.
Director Independence.
The following table shows the Company’s independent directors at the date of this Proxy Statement and the committees of the Board on which they serve. Each of the directors has in the past and continues to satisfy the Nasdaq’s definition of an independent director. Each member of the Audit, Compensation and Corporate Governance & Nominating Committees also satisfies Nasdaq’s independence standards for service on those committees. In addition, the members of the Audit Committee satisfy the independence requirements of the SEC’s Regulation §240.10A-3. Independent directors have voted Mr. Abernathy Lead Director.

Name	Committee Assignment
John D. Abernathy	Audit Committee (Chairman)
Compensation Committee
Corporate Governance & Nominating Committee

Robert W. Frickel	Compensation Committee (Chairman)

Name	Committee Assignment
Milton L. Scott	Audit Committee
Compensation Committee
Corporate Governance & Nominating Committee

David R. A. Steadman	Corporate Governance & Nominating Committee (Chairman)
Audit Committee

Donald P. Fusilli, Jr.	None

Christopher H. B. Mills	None
The relationship between Mr. Frickel’s accounting firm and the Company is described below under the heading Business Relationships with Directors and Officers.
In determining that Mr. Mills is independent under Nasdaq rules, the Board considered the fact that Mr. Mills is the Chief Executive Officer of North Atlantic Smaller Companies Investment Trust plc, or NASCIT, which is a stockholder, but holding less than 10% of the Company’s common stock and therefore under applicable rules and regulations is not an affiliate of the Company. The Board also considered the payments of interest that the Company made on a promissory note it issued to NASCIT in 2001 in connection with the Company’s acquisition of TSC and the fact that the note was paid in full on June 30, 2005. The Board has concluded that under Nasdaq’s standards for independence, neither of Mr. Frickel’s nor Mr. Mills’ relationship to the Company adversely affects his independence. In reaching this conclusion, the Board also relied on the fact that both Messrs. Frickel and Mills were directors at the time that the Company applied for the listing of its common stock on Nasdaq and that they qualified as independent at that time.
In 2005, the Company retained Eugene Abernathy, brother of Audit Committee Chairman John Abernathy, to assist the Company on GAAP compliance issues. Eugene Abernathy is a certified public accountant and a consultant who has in the past worked at the predecessor of PricewaterhouseCoopers, a public accounting firm, and was a member of the Construction Contractor Guide Committee that issued the Audit and Accounting Guide for Construction Contractors under the sponsorship of the American Institute of Certified Public Accountants. In 2006 the Company paid fees of $18,975 to Eugene Abernathy, of which $8,875 had been accrued at December 31, 2005. In view of the small amount of the fees the Company has paid to Eugene Abernathy, the Board does not consider that this relationship has any effect on John Abernathy’s independence.
The Nominees and Continuing Directors.
The following table lists the nominees for director and the directors whose terms continue after the Annual Meeting. Each of the nominees has stated his willingness to serve if elected. If any nominee is unable to serve, persons named in the enclosed proxy may vote for a substitute nominee. The Board has no reason to believe that any of the nominees will be unable to serve. The enclosed form of proxy cannot be voted by the proxy holders for more persons than the number of nominees named in this Proxy Statement. Information about the number of shares of common stock of the Company owned by the nominees and the continuing directors can be found below under the heading Stock Ownership Information.

Nominees	Current Position	Age	Class	Director Since	Term Expires
Donald P. Fusilli, Jr.	Director	55	III	2007	2007
Maarten D. Hemsley	Chief Financial Officer, Director	57	III	1998	2007
Christopher H. B. Mills	Director	54	III	2001	2007

Continuing Directors

Patrick T. Manning	Chairman of the Board & Chief Executive Officer	61	I	2001	2008
Joseph P. Harper, Sr.	President, Treasurer &	61	I	2001	2008
	Chief Operating Officer, Director

Nominees	Current Position	Age	Class	Director Since	Term Expires
David R. A. Steadman	Director	69	I	2005	2008
John D. Abernathy	Director	69	II	1994	2009
Robert W. Frickel	Director	63	II	2001	2009
Milton L. Scott	Director	50	II	2005	2009
The Background of the Nominees.
Donald P. Fusilli, Jr. Mr. Fusilli was elected a director of the Company on March 14, 2007. Mr. Fusilli is an independent consultant. From May 1973 until September 2006, Mr. Fusilli served in a variety of capacities at Michael Baker Corporation, a public company listed on the American Stock Exchange that provides a variety of professional engineering services spanning the complete life cycle of infrastructure and managed asset projects. Mr. Fusilli joined Michael Baker Corporation as an engineer and over the course of his career rose to president and chief executive officer in April 2001. Since September 12, 2006 Mr. Fusilli has been an independent consultant providing strategic planning, marketing development and operations management services. Mr. Fusilli is a director of RTI International Metals, Inc., an NYSE-listed company that is a leading U.S. producer of titanium mill products and fabricated metal components. He holds a Civil Engineering degree from Villanova University, a Juris Doctor degree from Duquesne University School of Law and attended the Advanced Management Program at the Harvard Business School.
Maarten D. Hemsley. Mr. Hemsley has been an employee in various capacities and/or a director of the Company and its predecessors since 1988. Mr. Hemsley served as President, Chief Operating Officer and Chief Financial Officer until July 2001, and currently serves as Chief Financial Officer. From January 2001 to May 2002, Mr. Hemsley was also a consultant to, and thereafter has been an employee of, JO Hambro Capital Management Limited, or JOHCM, which is part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom. Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG’s Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LLP investment fund. Mr. Hemsley is a director of Tech/Ops Sevcon, Inc., a U.S. public company that manufactures electronic controls for electric vehicles and other equipment, and of a number of privately-held companies in the United Kingdom. Mr. Hemsley is a Fellow of the Institute of Chartered Accountants in England and Wales.
Christopher H. B. Mills. Mr. Mills is a director of JO Hambro Capital Management Group Limited, or JOHCMG, an investment management company based in the United Kingdom. Prior to founding JOHCMG in 1993, Mr. Mills was employed by Montagu Investment Management and its successor company, Invesco MIM, as an investment manager and director, from 1975 to 1993. He is the Chief Executive of North Atlantic Smaller Companies Investment Trust plc, which is a part of JOHCMG and a 6.23% holder of the Company’s common stock. Mr. Mills is a director of three U.S. public companies: Lesco, Inc., which manufactures and sells fertilizer and lawn products; NetBank, Inc., a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending; and W-H Energy Services, Inc., which is in the oilfield services industry. Mr. Mills also serves as a director of a number of public and private companies outside of the U.S. in which JOHCMG funds have investments.
The Background of the Continuing Directors.
Patrick T. Manning. Mr. Manning joined the predecessor of Texas Sterling Construction, L.P., our construction subsidiary, which along with its predecessors we refer to as TSC, in 1971 and led its move from Detroit, Michigan into the Houston market in 1978. He has been TSC’s President and Chief Executive Officer since 1998 and the Company’s Chairman of the Board of Directors and Chief Executive Officer since July 2001. Mr. Manning has served on a variety of construction industry committees, including the Gulf Coast Trenchless Association and the Houston Contractors’ Association, where he served as a member of the board of directors and as President from 1987 to 1993. He attended Michigan State University from 1969 to 1972.

Joseph P. Harper, Sr. Mr. Harper has been employed by TSC since 1972. He was Chief Financial Officer of TSC for approximately 25 years until August 2004, when he became its Treasurer. In addition to his financial responsibilities, Mr. Harper has performed both estimating and project management functions. Mr. Harper has been a director and the Company’s President and Chief Operating Officer since July 2001, and in May 2006 was elected Treasurer. Mr. Harper is a certified public accountant.
David R. A. Steadman. Mr. Steadman is President of Atlantic Management Associates, Inc., a management services and investment group. An engineer by profession, he served as Vice President of the Raytheon Company from 1980 until 1987 where he was responsible for commercial telecommunications and data systems businesses in addition to setting up a corporate venture capital portfolio. Subsequent to that and until 1989, Mr. Steadman was Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of semiconductor production equipment. Mr. Steadman serves as Chairman of Brookwood Companies Incorporated, a major textile converter, dyer and finisher and as a director of Aavid Thermal Technologies, Inc., a provider of thermal management solutions for the electronics industry, both privately-held companies. Mr. Steadman also serves as Chairman of Tech/Ops Sevcon, Inc., a public company that manufactures electronic controls for electric vehicles and other equipment. Mr. Steadman is a Visiting Lecturer in Business Administration at the Darden School of the University of Virginia.
John D. Abernathy. Mr. Abernathy was Chief Operating Officer of Patton Boggs LLP, a Washington D.C. law firm, from January 1995 through May 2004 when he retired. He is also non-executive chairman of the board of Par Pharmaceutical Companies, Inc., an NYSE-listed company that manufactures generic and specialty drugs, and Neuro-Hitech, Inc., a development-stage drug company. Mr. Abernathy is a certified public accountant. In December 2005, Mr. Abernathy was elected Lead Director by the independent members of the Company’s Board of Directors.
Robert W. Frickel. Mr. Frickel is the founder and President of R.W. Frickel Company, P.C., a public accounting firm that provides audit, tax and consulting services primarily to companies in the construction industry. Prior to the founding of R.W. Frickel Company in 1974, Mr. Frickel was employed by Ernst & Ernst. Mr. Frickel is a certified public accountant.
Milton L. Scott. Mr. Scott is currently an independent consultant to the energy industry. He was previously a consultant to Complete Energy Holdings, LLC, a company of which he was Managing Director until January, 2006 and which he co-founded in January, 2004 to acquire, own and operate power generation assets in the United States. From March 2003 to January 2004, Mr. Scott was a Managing Director of The StoneCap Group, an entity formed to acquire, own and operate power generation assets. From October 1999 to November 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer at Dynegy Inc., a public company that was a market leader in power distribution, marketing and trading of gas, power and other commodities, midstream services and electric distribution. From July 1977 to October 1999, Mr. Scott was with the Houston office of Arthur Andersen LLP, a public accounting firm, where he served as partner in charge of the Southwest Region Technology and Communications practice. Mr. Scott is currently the lead director and chairman of the audit committee of W-H Energy Services, an NYSE-listed company that is in the oilfield services industry.
The Executive Officers of the Company. In addition to Messrs. Manning, Harper and Hemsley, the only other executive officer of the Company is Roger M. Barzun, 65, who has been Vice President, Secretary and General Counsel since August 1991, was elected a Senior Vice President from May 1994 until July 2001 and again in March 2006. Mr. Barzun has been a lawyer since 1968 and is a member of the bar of New York and Massachusetts. Mr. Barzun also serves as general counsel to other corporations from time to time on a part-time basis.
RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)
The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for 2007. Grant Thornton was also the Company’s independent registered public accounting firm for the year ended December 31, 2006.

The Board is asking stockholders to approve the selection of Grant Thornton although ratification is not required by law or by the Company’s by-laws. The Board is submitting the selection of Grant Thornton for ratification as a matter of good corporate practice. Whether stockholders ratify the selection or not, the Audit Committee in its discretion may select an independent registered public accounting firm at any time during the year if it determines that to do so would be in the best interests of the Company and its stockholders. There is additional information about Grant Thornton under the heading Information About Audit Fees and Audit Services, below.
BOARD OPERATIONS
Communicating with the Board. Interested persons wishing to communicate with the Board about their concerns or questions about the Company or on other matters may do so by U.S. Mail addressed to Board of Directors, c/o The Secretary, Sterling Construction Company, Inc., 20810 Fernbush Lane, Houston, TX 77073. The Secretary will give these communications to the directors as received unless they are voluminous, in which case the Secretary will summarize them and furnish the summary to the directors instead.
Nomination of Directors. The Board’s Corporate Governance & Nominating Committee has the responsibility, among others, to identify and nominate qualified candidates for election to the Board. The Committee has nominated Messrs. Fusilli, Hemsley and Mills for re-election to the Board as Class III directors. Their current term of office expires at the Annual Meeting. The term of Class I directors expires at the Annual Meeting of Stockholders in 2008, and the term of Class II directors expires at the Annual Meeting of Stockholders in 2009. Information about the background of the nominees is set forth above in Background of Nominees under the heading Election of Directors (Proposal 1).
The Corporate Governance & Nominating Committee seeks to achieve a Board that is composed of individuals who have experience relevant to the needs of the Company and who have a high level of professional and personal ethics. Candidates are expected to be committed to enhancing stockholder value and to have sufficient time to carry out the duties of a director and member of one or more Board committees. The Corporate Governance & Nominating Committee has not specified any minimum qualifications for serving on the Board. It seeks candidates with business experience in the construction industry and/or with engineering, financial reporting, investment, corporate governance, senior management or other skills and experience that can contribute to an effective Board.
The Committee uses a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Committee through current members of the Board, Company employees, professional search firms, stockholders and other persons, but in any event, the Committee requires and checks multiple references before nominating a candidate for election to the Board. Mr. Fusilli was initially brought to the attention of the Board through the recommendation of the Company’s financial advisor, D.A. Davidson & Co., who were aware of his background in engineering and construction as well as his management experience.
The Committee has not established a policy regarding the consideration of director candidates recommended by stockholders primarily because no recommendations of that kind have been received by the Company for more than the last ten years. If a stockholder wishes to recommend a person as a director candidate, the stockholder may follow the procedure for communicating with the Board described in this section above under the heading Communicating with the Board. Recommendations of candidates for nomination for the 2008 Annual Meeting of Stockholders must be received by the date set forth below under the heading Submission of Stockholder Proposals.
Directors’ Attendance at Meetings in 2006. The Board held seven meetings during 2006. Mr. Mills did not attend three of those meetings. During 2006, each of the other directors (except Mr. Fusilli, who was not a director in 2006) attended all of the meetings of the Board while he was a director, as well as all meetings of committees of the Board on which he served. Five of the eight directors attended last year’s Annual Meeting of Stockholders. The Company’s policy is to schedule the Annual Meeting of Stockholders to coincide with a regular Board meeting so that directors can attend the Annual Meeting without the Company incurring extra travel and related expenses.

Committees of the Board. The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance & Nominating Committee.
The Audit Committee. The members of the Audit Committee are John D. Abernathy, Chairman, Milton L. Scott and David R. A. Steadman. The Board has determined that Messrs. Abernathy and Scott are Audit Committee Financial Experts based on the definition of that term contained in applicable regulations. Their backgrounds are described above in Background of Continuing Directors under the heading Election of Directors (Proposal 1). The Audit Committee meets at least quarterly and held five meetings in 2006. The Audit Committee has a charter that is posted on the Company’s website at www.sterlingconstructionco.com.
The Audit Committee assists the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and the audits by the Company’s independent registered public accounting firm (referred to in the policy as the independent auditors.) In particular, the Audit Committee has the responsibility to —
•	review financial reports and other financial information, internal accounting and financial controls, controls and procedures relating to public disclosure of information, and the audit of the Company’s financial statements by the Company’s independent auditors;

•	appoint independent auditors, approve their compensation, supervise their work, oversee their independence and evaluate their qualifications and performance;

•	review with management and the independent auditors the audited and interim financial statements that are included in filings with the SEC;

•	review the quality of the Company’s accounting policies;

•	review with management major financial risk exposures;

•	review all proposed transactions between the Company and related parties in which the amount involved exceeds $50,000; and

•	provide for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
The Audit Committee Report.
In fulfillment of its responsibilities, the Audit Committee has reviewed, and met and discussed with management and the Company’s independent registered public accounting firm the Company’s 2006 audited consolidated financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards No. 61 Communication with Audit Committees. In addition, the Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees and discussed with them their independence from the Company and its management.
In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Submitted by the members of the Audit Committee on April 4, 2007
John D. Abernathy, Chairman
Milton L. Scott
David R. A. Steadman
The Compensation Committee. The members of the Compensation Committee are Robert W. Frickel, Chairman, John D. Abernathy and Milton L. Scott. The Compensation Committee held three meetings in 2006. The Compensation Committee has a charter that is posted on the Company’s website at www.sterlingconstructionco.com.

The Compensation Committee oversees senior-level compensation arrangements and has particular responsibility to —
•	review and approve any corporate goals and objectives relating to the compensation of the Company’s executive officers;

•	evaluate executive officers’ performance in light of those corporate goals and objectives;

•	either as a committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of the chief executive officer and other executive officers, and together with the boards of directors of the Company’s subsidiaries, to determine and approve the compensation of their senior officers;

•	either as a committee or together with the other independent directors (as directed by the Board), review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to the foregoing, that are applicable to executive officers and, together with the boards of directors of the Company’s subsidiaries, that are applicable to their senior officers;

•	either as a committee or together with the other independent directors (as directed by the Board), administer the Company’s stock plans and make grants of stock options and other awards as provided in those plans;

•	make recommendations to the Board regarding incentive compensation plans and equity-based plans for other senior officers and those of the Company’s subsidiaries;

•	advise the Corporate Governance & Nominating Committee on the compensation of directors, including the chairman of the board and the chairpersons of the committees of the Board; and

•	make a recommendation to the Board of Directors as to the inclusion of the Compensation Discussion and Analysis in SEC filings.
The scope of the Committee’s authority is described above. In exercising its authority and carrying out its responsibilities, the Committee meets to discuss proposed salaries and cash and equity incentive awards based on information circulated in advance of the meeting by the Chairman of the Committee. This information may include salaries of comparable officers in comparable companies in the construction industry and the Company’s financial results for the year on which incentive awards are based. The Committee may not delegate any of its responsibilities, but may share them with other independent directors as described above in the summary of its responsibilities. The Committee discusses an executive officer’s compensation in advance of making a decision on it. To date, the Committee has not employed any compensation consultants, but may do so in the future. For a description of the compensation of executives of the Company, see the information below under the heading Executive Compensation.
Compensation Committee Interlocks and Insider Participation.
As noted above, during 2006, Robert W. Frickel, John D. Abernathy and Milton L. Scott served on the Compensation Committee. None of the Compensation Committee members is or has ever been an officer or employee of the Company. Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm that performs certain accounting and tax services for the Company. In 2006, the Company paid or accrued for payment to R.W. Frickel Company approximately $57,500 in fees. The Company estimates that during 2007, the fees of R.W. Frickel Company will be approximately the same as in 2006.
None of the Company’s executive officers served as a director or member of the compensation committee, or any other committee serving an equivalent function, of any other entity that has an executive officer who is serving or during 2006 served as a director or member of the Company’s Compensation Committee.
The Compensation Committee Report. The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis set forth below under the heading Executive Compensation. Based on that review and those discussions, the

Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.
Submitted by the members of the Compensation Committee on April 4, 2007
Robert W. Frickel, Chairman
John D. Abernathy
Milton L. Scott
The Corporate Governance & Nominating Committee. The members of the Corporate Governance & Nominating Committee are David R. A. Steadman, Chairman, John D. Abernathy and Milton L. Scott. The Corporate Governance & Nominating Committee held two meetings in 2006. The Corporate Governance & Nominating Committee has a charter that is posted on the Company’s website at www.sterlingconstructionco.com.
The Corporate Governance & Nominating Committee assists the Board in fulfilling its responsibility for corporate governance and in particular has the responsibility to —
•	develop and recommend to the Board appropriate corporate governance principles and rules;

•	recommend appropriate policies and procedures to ensure the effective functioning of the Board;

•	identify and nominate qualified candidates for election to the Board and its committees;

•	recommend directors for membership on Board committees;

•	develop and make recommendations to the Board regarding standards and processes for determining the independence of directors under applicable laws, rules and regulations;

•	develop and oversee the operation of an orientation program for new directors and determine whether and what form and level of continuing education for directors is appropriate;

•	periodically review the Company’s Code of Business Conduct & Ethics and its Insider Trading Policy to ensure that they remain responsive both to legal requirements and to the nature and size of the business; and

•	set the remuneration for non-employee directors, committee members and committee chairpersons.
Compensation of Directors.
Directors who are employees of the Company, namely Messrs. Manning, Harper and Hemsley are not paid additional compensation for serving on the Board. The following table contains information concerning the compensation for 2006 of directors who are not officers or employees of the Company. All dollar numbers are rounded to the nearest dollar.

	Fees Earned
	or Paid in	Stock
	Cash(1)	Awards(1) (2) (3)	Total(1) (4)
Name	($)	($)	($)
John D. Abernathy (Lead director) Chairman of the Audit Committee Member of the Compensation Committee Member of the Corporate Governance & Nominating Committee	$32,300	$23,333	$55,633

Robert W. Frickel Chairman of the Compensation Committee	$18,800	$23,333	$42,133

Donald P. Fusilli, Jr.*	—	—	—

Christopher H. B. Mills	$11,750	$23,333	$35,083

Milton L. Scott Member of the Audit Committee Member of the Compensation Committee Member of the Corporate Governance & Nominating Committee	$19,800	$23,333	$43,133

Fees Earned
	or Paid in	Stock
	Cash(1)	Awards(1) (2) (3)	Total(1) (4)
Name	($)	($)	($)
David R. A. Steadman Chairman of the Corporate Governance & Nominating Committee Member of the Audit Committee	$25,500	$23,333	$48,833

*	Mr. Fusilli was elected to the Board on March 14, 2007 as a third Class I director and therefore earned no fees for 2006.

(1)	The fees and awards for 2006 are based on the standard compensation arrangements for directors adopted by the Corporate Governance & Nominating Committee on May 10, 2006 and are as follows:

Annual Fees

Annual Fees	Each Non-Employee Director
$7,500
An award (on the date of
each Annual Meeting of
Stockholders) of
restricted stock that has
an accounting income
charge under FAS 123R
limited to $35,000 per grant.*

Additional Annual Fees for Committee Chairmen
Chairman of the Audit Committee	$7,500
Chairman of the Compensation Committee	$2,500
Chairman of the Corporate Governance & Nominating Committee	$2,500

Meeting Fees

In-Person Meetings	Per Director Per Meeting

Board Meetings	$1,500

Committee Meetings
Audit Committee Meetings
on the same day as a Board meeting	$1,000
on a day other than a Board meeting day	$1,500
Other Committee Meetings
on the same day as a Board meeting	$ 500
on a day other than a Board meeting day	$ 750

Telephonic Meetings (Board & committee meetings)

One hour or longer	$1,000

Less than one hour	$ 300

*	The shares awarded may not be sold, assigned, transferred, pledged or otherwise disposed of until the restrictions expire. The restrictions for the May 10, 2006 grants expire on the day before the 2007 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company. The shares are forfeited if before the restrictions expire, the director ceases to be a director other than because of his death or disability.

(2)	The value of these stock awards is the total dollar cost recognized from the award in 2006 for financial reporting purposes in accordance with FAS 123R. No amounts earned by a director have been capitalized on the balance sheet for 2006. The cost does not reflect any estimates made for financial statement reporting purposes of future forfeitures by the executive officer related to service-based vesting conditions. The valuation of these options was made on the equity valuation assumptions described in the Company’s Annual Report on Form 10 K (which accompanies this Proxy Statement) in Note 10 of Notes to Consolidated Financial Statements. None of the awards has been forfeited.

(3)	The following table shows for each non-employee director the grant date fair value of each stock award that has been expensed, the aggregate number of shares of stock awarded and the number of shares underlying stock options that were outstanding on December 31, 2006.

		Securities
		Underlying		Grant Date Fair
		Option Awards	Aggregate Stock	Value of Stock
		Outstanding	Awards Outstanding	and
		at December 31, 2006	at December 31, 2006	Option Awards
Name	Grant Date	(#)	(#)	($)
John D. Abernathy	5/1/1997	3,000		†
	1/13/1998	65,000		†
	5/1/1998	3,000		†
	5/1/1999	3,000		†
	5/1/2000	3,000		†
	5/1/2001	1,666		†
	7/23/2001	12,000		57,600
	5/19/2005	5,000		27,950
	5/10/2006		1,207	34,991
Total		95,166	1,207	N/A

Robert W. Frickel	7/23/2001	12,000		57,600
	5/19/2005	5,000		27,950
	5/10/2006		1,207	34,991
Total		17,000	1,207	120,541

Donald P. Fusilli, Jr.	—	—	—	—

Christopher H. B. Mills	5/19/2005	5,000		27,950
	5/10/2006		1,207	34,991
Total				62,941

Milton L. Scott	5/10/2006		1,207	34,991

David R. A. Steadman	5/19/2005	5,000		27,950
	5/10/2006		1,207	34,991
Total				62,941

†	These options were granted prior to 2003 when the Company started to record the value of stock option awards as an expense.

(4)	During 2006, none of the non-employee directors received any other compensation for any service provided to the Company. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board and Board committees. Directors living outside of North America, currently only Mr. Mills, have the option of attending regularly-scheduled in-person meetings by telephone, and if they choose to do so, they are paid an attendance fee as if they had attended in person.
STOCK OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management.
The following table sets forth certain information at March 1, 2007 about the beneficial ownership of shares of the Company’s common stock by each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of common stock and by each director; the executive officers named below in the Summary Compensation Table for 2006 under the heading Executive Compensation; and all directors and executive officers as a group. None of the shares are pledged as security. The Company has no other class of equity securities outstanding.
Based on information furnished by the beneficial owners, the Company believes that those owners have sole investment and voting power over the shares of common stock shown as beneficially owned by them, except as stated otherwise in the footnotes.
Rule 13d-3(d)(1) of the Exchange Act requires that the percentages listed in the following table assume for each person, entity or group the acquisition of all shares that the person, entity or group could acquire within sixty days of March 1, 2007, for instance by the exercise of a stock option, but not the acquisition of the shares that could be acquired in that period by any other person, entity or group listed.
Except for Mr. Mills and the entities listed below, the address of each person listed below is the address of the Company.

	Number of
	Outstanding
	Shares of		Shares Subject	Total
Name and Address of Beneficial	Common Stock		to	Beneficial	Percent
Owner	Owned		Purchase*	Ownership	of Class
North Atlantic Smaller Companies Investment Trust plc (or NASCIT) c/o North Atlantic Value LLP, Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	681,400	(1)	—	681,400	6.23%

North Atlantic Value LLP (or NAV) Court, 14 Ryder Street, London SW1Y 6QB, England	681,400	(1)	—	681,400	6.23%

Dreman Value Management, LLC Harborside Financial Center Plaza 10, Suite 800 Jersey City, New Jersey 07311	934,183	(2)	—	934,183	8.54%

Deutsche Bank AG Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany	648,900	(3)	—	648,900	5.93%

John D. Abernathy	10,203	(4)	45,166	55,369	†

Robert W. Frickel	63,207	(4)	17,000	80,207	†

Donald P. Fusilli, Jr. ††	—		—	—	—

Joseph P. Harper, Sr.	585,140	(5)	140,908	726,048	6.55%

Maarten D. Hemsley	114,888		207,174	322,062	2.89%

Patrick T. Manning	149,000		32,520	181,520	1.65%

Christopher H. B. Mills c/o North Atlantic Value LLP, Ryder Court, 14 Ryder Street, London SW1Y 6QB, England	694,607	(1)(4)(6)	5,000	699,607	6.39%

Milton L. Scott	1,207	(4)	—	1,207	†

	Number of
	Outstanding
	Shares of		Shares Subject		Total
Name and Address of Beneficial	Common Stock		to		Beneficial		Percent
Owner	Owned		Purchase*		Ownership		of Class
David R. A. Steadman	15,207	(4)	5,000		20,207		†

All directors and executive officers as a group (10 persons)	1,655,620	(7)	463,248	(7)	2,118,868	(7)	18.59%

*	These are shares that person, entity or group could acquire within sixty days of March 1, 2007.

†	Less than one percent.

††	Mr. Fusilli was elected a director on March 14, 2007. He owns no shares of the Company’s common stock and has no rights to acquire shares of the Company’s common stock.

(1)	According to a Form 13G/A (Amendment No. 3) filed with the Securities and Exchange Commission on February 6, 2007, each of NASCIT, Mr. Mills and NAV claims shared voting and investment power over these shares.

(2)	According to a Form 13G filed with the Securities and Exchange Commission on February 14, 2007, Dreman Value Management, LLC is an investment adviser with sole voting and dispositive power over these shares.

(3)	According to a Form 13G filed with the Securities and Exchange Commission on February 2, 2007, Deutsche Bank AG has sole voting and dispositive power over these shares. Deutsche Bank AG further states in the filing: “In accordance with Securities Exchange Act Release No. 39538 (January 12, 1998), this filing reflects the securities beneficially owned by the Corporate and Investment Banking business group and the Corporate Investments business group (collectively, “CIB”) of Deutsche Bank AG and its subsidiaries and affiliates (collectively, “DBAG”). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 (“Act”), this filing shall not be construed as an admission that CIB is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing. Furthermore, CIB disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which CIB or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which CIB is the general partner, managing general partner, or other manager, to the extent interests in such entities are held by persons other than CIB.”

(4)	This number includes, or in the case of Mr. Scott, consists entirely of, 1,207 shares subject to restrictions that expire on the day preceding the 2007 Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company. The shares are forfeited before the expiration of the restrictions if the director ceases to be a director other than because of his death or disability.

(5)	This number includes 8,000 shares held by Mr. Harper as custodian for his grandchildren.

(6)	This number consists of the 681,400 shares owned by NASCIT; 12,000 shares owned by Mr. Mills personally over which he claims sole voting and investment power; and 1,207 shares owned by Mr. Mills that are subject to the same restrictions as are described in footnote (4), above.

(7)	See the footnotes above for a description of certain of the shares included in this total.
Section 16(a) Beneficial Ownership Reporting Compliance.
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s equity securities, or insiders, to file with the SEC reports of beneficial ownership of those securities and certain changes in beneficial ownership on Forms 3, 4 and 5 and to furnish the Company with copies of those reports.
Based solely upon a review of Forms 3 and 4 and amendments to them furnished to the Company during 2006, any Forms 5 and amendments to them furnished to the Company relating to 2006, and any written representations that no Form 5 is required, all Section 16(a) filing requirements applicable to the Company’s insiders were satisfied except as follows:
In May 2006 Mr. Mills shared voting and investment power over 870,000 shares of the Company’s common stock with North Atlantic Smaller Companies Investment Trust plc, or NASCIT, of which he is chief executive officer. Mr. Mills failed to timely file a Form 4 covering seven sales by NASCIT between May 26 and June 6, 2006 of 113,856 shares in total. A Form 4 reporting these sales was filed with the SEC on July 21, 2006.

In November 2006 Mr. Mills failed to timely file a Form 4 covering three sales by NASCIT of a total of 74,744 shares of the Company’s common stock between November 20 and November 22, 2006. A Form 4 reporting these sales was filed with the SEC on November 27, 2006.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis.
Introduction. The Company has three executive officers whose compensation is required to be disclosed in the Summary Compensation Table for 2006, below. They are sometimes referred to in this Proxy Statement as the named executive officers. They consist of the Chief Executive Officer, or CEO; the President and Chief Operating Officer, or COO; and the Chief Financial Officer, or CFO. From the early 1970’s until 2001, the CEO and COO were senior managers of TSC and its predecessors, privately-held companies in which they and their family members were the principal stockholders. The CFO has been an employee of the Company and its predecessors since 1988. The compensation of these officers is not policy-driven because they are few in number and because of their long tenure. Since July 2001, when the Company acquired a majority interest in TSC, the CEO and the COO have continued their former positions at TSC and have also filled similar positions at the Company. As a result, their compensation has been based on their prior compensation, the Company’s financial condition, and comparable compensation in the construction industry.
Compensation Objectives. The Company’s compensation objectives for the named executive officers, as well as for other management employees, is to provide them with a fair rate of pay for the work they do, to give them an incentive to make the Company financially successful, and to give them an incentive to remain with the Company.
Employment Agreements. Since the July 2001 acquisition of TSC, the Company has entered into successive multi-year employment agreements with its named executive officers. Their current agreements expire in July 2007. The material terms of those agreements are described below under the heading Employment Agreements of Named Executive Officers. The Company believes that an employment agreement has the benefit of assuring the executive of continuity both as to his employment and the amount and elements of his compensation. An employment agreement gives the Company some level of assurance that the executive will remain with the Company and enables the Company to budget salary costs over the term of the agreement. In the case of each named executive officer, his salary remains unchanged during the term of his agreement. All elements of the cash compensation of the named executive officers are paid according to the terms of their agreements.
Elements of Compensation. As shown in the Summary Compensation Table for 2006, below, executive compensation has three main parts: a salary paid in cash, an annual cash incentive bonus plan, in which payment is contingent on the financial performance of the Company, and a long-term equity incentive that the Company provides through the award of options to purchase the Company’s common stock.
Salary is intended to reward executives for their current, day-to-day work. The cash incentive bonus is intended to be a reward for the executive’s contribution to the financial success of the Company in a given year. Awards of equity are intended to create a longer-term incentive for the executive to remain with the Company because the benefit is realized, if at all, over a multi-year period.
Levels of Compensation.
Salary. Because an executive’s salary is meant to reflect his value to the Company on a day-to-day basis, it is a fixed, predetermined element of his compensation. When the Compensation Committee reviews the level of an executive’s salary for a possible increase at the end of the term of his employment agreement, that review is based on two main factors: his prior salary and the salary range of executives in comparable companies at a comparable level of responsibility.

Compensation Committee members take an executive’s prior salary into account because they believe that it reflects the assessment of prior boards and/or compensation committees of the executive’s value to the Company. Compensation levels of comparable companies are obtained from industry trade publications such as the Pas, Inc. “Executive Compensation Survey for Contractors.” In addition, the Chairman of the Compensation Committee provides his knowledge of construction industry compensation levels gained in the course of the work of his accounting firm, which represents several construction companies in the Detroit area. The executives’ salaries are designed to fall within the range of comparable companies both as to salary and as to overall compensation. To date the Committee has not used compensation consultants.
Cash Incentive Bonus Plan. The level of compensation that an executive can earn under the cash incentive bonus plan is based on the Company’s attainment of financial goals for a given year in relation to the annual budget, which the Board of Directors has approved in advance. Financial performance that exceeds expectations can enable the CEO and COO to earn an additional bonus equal to, but not more than, his salary, a limitation that Committee members in their personal judgement based on their business experience believe is reasonable. The cash incentive bonus plan has both fixed and discretionary parts. The cash incentive bonus plan does not have any portion based on the executive’s achievement of specific personal or individual goals or objectives because the Company has not believed that it is practical to try to distinguish on a year-to-year basis the relative contributions of the executive officers to the Company’s overall financial results. In the case of the CFO, whose employment agreement permits him to work on non-Company matters, the Compensation Committee takes into account, among other things, the amount of time during a given year he has devoted to non-routine tasks for the Company in awarding any discretionary portion of his bonus.
The amount of the cash incentive bonus in a given year, if any, is derived from a formula based on TSC’s, or in the case of Mr. Hemsley, the Company’s, annual budgeted earnings before payment of interest charges, taxes, and charges for depreciation and amortization, referred to as EBITDA. The amount of budgeted EBITDA for each year must be approved by the Board of Directors, which has a majority of directors who are not employees of the Company.
EBITDA is not a financial measure found in generally accepted accounting principles, or GAAP; it is calculated according to its definition in the named executive officers’ employment agreements by taking net income determined in accordance with GAAP for a given fiscal year and —
     adding back:
     Interest expense for the period;
     Depreciation and amortization expense for the period;
     Federal and state income tax expense incurred for the period;
     Any extraordinary items to the extent a negative number;
     Any fees paid to non-employee directors;
     All charges for overhead or similar non-operating expenses of the Company as TSC’s ultimate parent company; and
     subtracting:
     Any extraordinary items to the extent a positive number; and
     Interest income for the period.
Because Mr. Hemsley’s cash incentive bonus is based on the Company’s consolidated EBITDA, bonuses paid to other members of management are also deducted in the computation of the Company’s budgeted EBITDA, which is further adjusted for any material changes in the Company’s business that occur during the year, such as the sale of a part of the business.
Footnote (1) to the table of Grants of Plan-Based Awards for 2006, below, describes the formulas for the calculation of cash incentive bonuses and additional cash incentive bonuses. The formula was made part of the executives’ compensation agreements in 2001 when the Company acquired its majority interest in TSC. It was proposed by one of the major investors in the acquisition, among other things because the Company already had an operating subsidiary, Steel City Products. EBITDA was used as a measure of financial performance because it was the number over which the efforts of senior management had the most direct effect. Debt levels of the Company at the time of the acquisition were unrelated to the operations of TSC’s business, and income tax expenses were being offset by tax loss carryforwards. In addition, the success or lack of success of operating management did not directly affect the overhead expenses of the Company as the ultimate parent of TSC.

The cash incentive bonus plan has a discretionary element that comes into effect if EBITDA exceeds a predetermined percentage of budgeted EBITDA. In exercising this discretion, members of the Compensation Committee use their personal judgement of appropriate amounts after taking into account information about the executive’s work during the year, his past compensation, his perceived contribution to the Company generally, his level of responsibility, and any notable individual achievements or failings in the year in question.
The Compensation Committee authorizes the payment of incentive bonuses and, if applicable, makes any decisions on discretionary amounts, when the results for the year in question are known, typically in March of the following year. Bonuses for 2006 were approved in March, 2007. The 2006 EBITDA level achieved was sufficient to earn the executives their fixed cash incentive bonuses. However, because 2006 EBITDA fell between 110% of budgeted EBITDA, the level for earning the minimum additional cash incentive bonus, and 130% of budgeted EBITDA, the level for earning the maximum additional cash incentive bonus, the Committee was required under the executives’ employment agreements to exercise its discretion in determining the amount of additional cash incentive bonuses to award between the minimum and the maximum. In exercising that discretion, members of the Committee considered the fact that 2006 EBITDA missed the target for the maximum bonus by only four percentage points; the overall management of the Company during 2006 by senior executives; and the Company’s notable financial achievements during the year. The Committee approved additional cash incentive bonuses at 90% of the maximum that could have been awarded under the employment agreements. The Summary Compensation Table for 2006, below, shows the total 2006 cash incentive bonuses of each named executive officer.
When the executives’ current employment agreements expire in July 2007, the Compensation Committee plans to use one or more GAAP financial measures for cash incentive bonuses that reflect the performance of the Company as a whole.
Equity Incentive Plan. The award of an option to buy the Company’s common stock is a long-term element of compensation since on the date of the award, the exercise price, or purchase price, of the shares subject to the option is the same as the price of those shares on the open market. Because the recipient of a stock option will only realize its value if the market price of the shares increases over the life of the option, the award gives the executive an incentive to remain with the Company.
The Company calculates the value of a stock option award on the date of its grant under accounting requirements that involve the use of a complex formula consisting of estimates about the Company, its stock price and the likelihood of the option holder forfeiting the stock option. In 2003 the Company voluntarily started to record the value of stock option awards as an expense incurred by the Company like any other expense, such as salaries. As a result, in considering the size of a stock option award, the Compensation Committee takes into account both the value of the award to the recipient and the corresponding accounting cost to the Company. In 2006 recording stock option awards as an expense was required of all companies under Financial Accounting Standard No. 123 (revised 2004), or FAS 123R. The dollar amount shown in the Summary Compensation Table for 2006, below, for stock option awards is the value of the options computed under FAS 123R.
When the current employment agreements of Messrs. Manning and Harper were negotiated in July 2004, they each agreed to receive stock option awards in place of some of their salary to save the Company cash. To accomplish this, their employment agreements provide for annual stock option awards that are larger than would have otherwise been made, and the Company awarded smaller additional stock options to them when stock option awards were made to other management employees.
Other Compensation. The only other forms of compensation of the executive officers are health and other benefits made available to all salaried employees and the so-called perquisites shown in the Summary Compensation Table for 2006, below, in the column labeled All Other Compensation. A detailed description of the perquisites is shown in footnote 3 to the table. The car allowances and the payment of expenses of commuting to work for Messrs. Manning and Harper reflect the fact that they use their own automobiles for business purposes, such as visiting construction sites, attending meetings with customers and providing transportation to out-of-town business colleagues. The Company pays Messrs. Manning’s and Harper’s country club dues because the clubs are often used for business purposes and as accommodation for out-of-town business colleagues. The payment of Mr. Hemsley’s term life insurance and long-term disability insurance premiums is a benefit that has been provided to him by the Company for many years and is continued because of that fact. Mr. Harper’s 18 weeks of vacation is carried over from his prior employment agreement in which his vacation time increased over three years to eighteen weeks in contemplation of his possibly reducing his time commitment to the Company. In practice, however, with the rapid growth of the business, Mr. Harper has elected not to take all of that vacation time.
Overall Compensation Levels. As with salary, the Company attempts to provide its executives with a total compensation package that is comparable to their peers in the industry and that the members of the Compensation Committee believe in their personal judgement based on their business experience is fair and appropriate for the executive’s level of responsibility and contribution to the Company. In the case of Mr. Hemsley, his compensation is also based on the fact that he is not a full-time employee.
The Company considers any payments made under the cash incentive bonus plan and any value realized from stock option awards to have been earned in the calendar year for which they were paid or realized. The Company takes prior compensation from these sources into account when considering whether future compensation should be increased or maintained at the then current level.
The Company does not have any policy on equity ownership by senior executives, primarily because in most cases they already have significant ownership positions.
Stock Option Exercise Price and Fair Market Value.
The agreement covering the Company’s acquisition of TSC required the Company to award stock options promptly after the closing of the purchase in July 2001 to certain management employees who were stockholders of TSC, including Messrs. Manning and Harper. Following those grants, the Compensation Committee has met annually on or about the anniversary of these awards to consider the further award of stock options. These meetings have been combined with the third regularly-scheduled quarterly Board meeting at which the Company’s second quarter Form 10-Q is reviewed and approved for filing.
Although it has not adopted a formal, written policy on the subject, the Company has always set the exercise price of stock options at the fair market value on the date of the award. Until recently, the Company’s custom and practice was to treat the closing price of the common stock on the trading day immediately preceding the date of the meeting at which a stock option award was approved as the fair market value. These meetings were typically scheduled weeks in advance.
Beginning with the stock option awards made in August 2006, the Company has treated the closing price on the date of the meeting at which a stock option award is approved as the fair market value.
To the extent permissible under applicable tax laws and regulations, stock option awards to employees are intended to qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code. The compensation paid to the named executive officers is not expected to exceed the limits on deductibility imposed by Section 162(m) of the Internal Revenue Code.
The Compensation Committee or the independent members of the Board of Directors makes the final determination of the compensation of the named executive officers. However, the Committee discusses his compensation with each of the named executive officers in advance of making a decision.
Summary Compensation Table for 2006.
The following table sets forth all compensation awarded to, earned by, or paid to, the Company’s principal executive officer and its principal financial officer for 2006. The table also shows the compensation of the Company’s President, who is the only other executive officer whose compensation for 2006 exceeded $100,000. These executive officers are not compensated for their service on the Board of Directors. The Company pays compensation to these executive officers according to the terms of their employment agreements, which are described below in detail under the heading Employment Agreements of Named Executive Officers. The amounts include any compensation that was deferred by the executive through contributions to his defined contribution plan account under Section 401(k) of the Internal Revenue Code. All amounts are rounded to the nearest dollar.

				Non-Equity
Name			Option	Incentive Plan	All Other
and		Salary	Awards(1)	Compensation(2)	Compensation	Total
Principal Position	Year	($)	($)	($)	($)(3)	($)

Patrick T. Manning	2006	$240,000	$82,883	$341,000	$38,950	$702,833
Chairman of the Board & Chief Executive Officer (principal executive officer)

Joseph P. Harper, Sr.	2006	$235,800 *	$82,883	$318,500	$21,150	$658,333
President, Treasurer & Chief Operating Officer

Maarten D. Hemsley	2006	$129,808	$22,862	$117,500	$12,350	$282,520
Chief Financial Officer (principal financial officer)

*	This includes $20,800 paid to Mr. Harper for foregoing approximately five weeks of the vacation he is entitled to under his employment agreement.

(1)	The value of these stock option awards is the total dollar cost recognized by the Company of the award in 2006 for financial reporting purposes in accordance with FAS 123R. No amounts earned by the executive officers have been capitalized on the balance sheet for 2006. The cost does not reflect any estimates made for financial statement reporting purposes of forfeitures by the executive officer related to service-based vesting conditions.

The valuation of these options was made on the equity valuation assumptions described in the Company’s Annual Report on Form 10 K (which accompanies this Proxy Statement) in Note 10 of Notes to Consolidated Financial Statements. None of the awards has been forfeited. For a description of the basis on which these stock options were awarded and their full grant date fair market value, see the table of Grants of Plan-Based Awards for 2006, below.

(2)	Cash incentive bonuses were calculated and approved by the Company’s Compensation Committee in March 2007. The amounts are determined in part by the application of a formula found in the employment agreement of each executive officer and in part by the Compensation Committee exercising its discretion as to the amount of additional cash incentive bonus within the range provided for in the employment agreements. For a description of the formula and its application, see footnotes (1) and (2) to the table of Grants of Plan-Based Awards for 2006, below.

(3)	A breakdown of the amounts in the All Other Compensation column is set forth in the following table. The dollar amounts indicated is the cost of the item to the Company.

Type of Other Compensation	Mr. Manning	Mr. Harper	Mr. Hemsley

Car allowance	$8,400	$8,400	—
Expenses of commuting to work	$2,500	$1,800	—
Country club dues	$25,000	$4,500	—
Company contribution to 401(k) plan account	$3,050	$6,450	$7,500
Long-term disability insurance premium	—	—	$4,502
Term life insurance premium	—	—	$348
Grants of Plan-Based Awards for 2006.
The following table shows each grant under a Company plan of an award for 2006 to an executive officer named in the Summary Compensation Table for 2006, above. The Company did not award any SAR’s, stock, restricted stock, restricted stock units, or similar instruments to any of the named executive officers in 2006.

					All Other
					Option		Grant
					Awards:	Exercise	Date
					Number of	or Base	Fair
		Estimated Future Payouts			Securities	Price of	Value of
		Under Non-Equity Incentive			Underlying	Option	Option
	Grant	Plan Awards(1)(2)			Options(3)	Awards (4)	Awards(5)
Name	Date	($)			(#)	($/sh)	($)
		Threshold	Target	Maximum

Patrick T. Manning	7/18/2006	$125,000	$24,000 to $240,000	$240,000	10,000	$24.96	$163,300

	8/08/2006				1,000	$25.21	$16,440

Joseph P. Harper, Sr.	7/18/2006	$125,000	$21,500 to $215,000	$215,000	10,000	$24.96	$163,300

	8/08/2006				1,000	$25.21	$16,440

Maarten D. Hemsley	7/18/2006	$50,000	$50,000	$125,000	2,800	$24.96	$45,724

(1)	Messrs. Manning and Harper Non-Equity Incentive Plan Awards.

Under his employment agreement, each of Messrs. Manning and Harper is entitled to an annual bonus of $125,000 for any fiscal year during the term of the agreement in which TSC achieves 75% or more of its budgeted EBITDA. This is the Threshold listed in the table since if the 75% is not achieved, no incentive payment is earned.

An additional cash incentive bonus is payable if TSC’s EBITDA for a given year exceeds the amount budgeted by at least 10%. If TSC’s EBITDA for a given year exceeds the amount budgeted by between 10% and 30%, the amount of the additional cash incentive bonus is in the discretion of the Compensation Committee of the Board of Directors, but may not be less that 10% of the executive’s base salary or more than 100% of his base salary. This is the Target listed in the table.

If TSC’s EBITDA for a given year exceeds the amount budgeted by more than 30%, the maximum additional cash incentive bonus is required to be paid. This is the Maximum listed in the table.

Certain officers of TSC’s general partner, Sterling General, Inc., or SGI, are entitled to cash incentive bonuses based on the same formulas described above. The employment agreements of Messrs. Manning and Harper provide that the additional cash incentive bonuses that can be paid to them and to those SGI officers together cannot exceed 30% of the amount by which TSC’s EBITDA exceeds the budgeted EBITDA.

(2)	Mr. Hemsley’s Non-Equity Incentive Plan Awards. Under his employment agreement, Mr. Hemsley is entitled to a bonus of $50,000 for any year during the term of his agreement in which the Company on a consolidated basis achieves 75% or more of its budgeted EBITDA. The amount of any additional cash incentive bonus up to a maximum of $75,000 is in the discretion of the Compensation Committee of the Board of Directors. In exercising their discretion, members of the Compensation Committee are to consider the Company’s consolidated financial results for the year in question, the number of non-routine business transactions to which Mr. Hemsley devoted substantial time during the year and such other matters as they consider relevant.

(3)	Stock Option Awards. The stock option awards in this column were all granted under the Company’s 2001 Stock Incentive Plan. In addition to the vesting dates of these options described below, they vest in full if there is a change in control of the Company.

The July 18, 2006 Stock Option Awards.
•	The employment agreements of the executive officers provide for the grant of these stock options on this date, which was the second anniversary of the date of the agreement.

•	Each option has a five-year term and vests, or becomes exercisable, in full on July 18, 2007, which is the date that each of the employment agreements expires if it is not extended by the Company. The exercise or purchase price of the shares subject to these stock options was set at the closing price of the common stock on the Nasdaq National Market on the trading day immediately preceding the date of grant, the custom and practice of the Company for many years.

•	If the executive officer’s employment is terminated by the Company for cause, which is defined in the stock option agreement, or for good cause, which is defined in his employment agreement, all of his options immediately terminate.

•	If the executive officer’s employment terminates for any other reason, the officer, his personal representative or a permitted transferee of the officer (depending on the circumstances of his termination) may exercise the option from the date it becomes exercisable through its expiration date. The executives’

employment agreements are described in detail under the heading Employment Agreements of Named Executive Officers, below.
The August 8, 2006 Stock Option Awards.
•	These stock options were awarded by the Compensation Committee in the exercise of its discretion on the date that stock options were awarded to other officers and employees of the Company.

•	Each option has a sixty-one-month term and vests, or becomes exercisable, in five substantially equal installments on each of the first five anniversaries of the date of the grant.

•	The exercise or purchase price of the shares subject to these stock options is the closing price of the Company’s common stock on August 8, 2006, which was the date of the meeting of the Compensation Committee at which the stock options were approved.

•	If the officer’s employment terminates by reason of his permanent disability or death, or if he dies within three months after he ceases to be an employee, then the officer, his legal representative, his estate, or his beneficiaries (depending on the circumstances of the termination) may exercise the option for a period of one year or until the option’s expiration date, whichever comes first, but only for the number of shares that had become exercisable on the date his employment terminated.

•	If the officer’s employment is terminated for cause, which is defined in the option agreement, or for good cause, which is defined in his employment agreement, all of his options immediately terminate.

•	If the officer’s employment terminates for any other reason, he may exercise the option for a period of ninety days after his employment terminates or until the expiration date of the option, whichever comes first, but only for the number of shares that had become exercisable on the date his employment terminated.
(4)	Establishing the Option Exercise Price. Before August 2006, the Company as a matter of custom and practice used the closing price of its common stock on the trading day immediately preceding the date an option was approved as the grant date market value. Granting a stock option with an exercise price equal to the fair market value on the date of grant is required if the option holder is to receive the tax benefits of Section 422 of the Internal Revenue Code. Using the closing price immediately preceding the approval date of the grant satisfied this requirement.

Had the Company used the closing price of the common stock on July 18, 2006 as the fair market value rather than the closing price on the immediately preceding trading day, the exercise price would have been twenty-four cents per share more.

In view of the recently heightened sensitivity of the investing public to the establishment of the exercise price of stock options, beginning with the August 2006 stock option grants, the Company’s policy has been to use the closing price of the common stock on the date of the meeting at which a stock option award is approved as the option’s per-share exercise price.

(5)	The grant date fair value is the value computed for financial reporting purposes in accordance with FAS 123R. The valuation was made on the equity valuation assumptions described in the Company’s Annual Report on Form 10 K (which accompanies this Proxy Statement) in Note 10 of Notes to Consolidated Financial Statements.
Employment Agreements of Named Executive Officers.
Each of Messrs. Manning and Harper is an executive officer of both the Company and its wholly-owned subsidiary, Sterling General, Inc., or SGI, which in turn is the general partner of the Company’s construction business, TSC. Mr. Hemsley is an executive officer of the Company and a director of SGI.

Messrs. Manning, Harper and Hemsley are compensated under similar employment agreements that expire on July 18, 2007. Features of these agreements are discussed above under the heading Compensation Discussion and Analysis and quantified in the Summary Compensation Table for 2006, and in the table of Grants of Plan-Based Awards for 2006. The following discussion describes material features of those agreements not described elsewhere in this Proxy Statement.

Under the agreements, the executive may resign his employment at any time by giving the Company 180 days’ notice. After July 18, 2007, assuming the executive has not given the Company a notice of resignation, the Company may continue the executive’s agreement for successive one-year terms by giving him 90 days’ notice before the July 18, 2007 expiration date and after that, 90 days before the expiration of each following one-year extension. If at the end of the initial term or of any one-year extension the Company does not give a notice to extend the agreement, the executive may terminate his employment for good reason, a defined term in the agreement. For a description of the different circumstances in which the executive’s employment may terminate and the consequences of termination, see the section below entitled Potential Payments Upon Termination or Change-in-Control.

The following table describes the material financial features of each of the employment agreements.

	Mr. Manning	Mr. Harper	Mr. Hemsley

Base Salary	$240,000	$215,000	$135,000
Threshold Cash Incentive Bonus(1)	$125,000	$125,000	$50,000
Maximum Additional Cash Incentive Bonus(1)	$240,000	$215,000	$75,000
Annual Option Grant (Shares) (2)	10,000	10,000	2,800
Vacation Time	8 weeks	18 weeks*	Not specified
Benefits Paid by the Company(3)
Car Allowance	$700/month	$700/month	No
Country Club Dues	Yes	Yes	No
Payment of Commuting Expenses	Yes	Yes	No
Company-Paid Long-Term Disability Insurance	No	No	$7,500/month benefit
Company-Paid Term Life Insurance	No	No	$100,000 death benefit

*	Mr. Harper is entitled to take 18 weeks of vacation each year. He may take additional vacation by forfeiting salary at the rate of $4,000 per week and he may forfeit his vacation time and be paid for it at the rate of $4,000 per week. In 2006, Mr. Harper took approximately thirteen weeks of vacation and was paid $20,800 for the approximately five weeks not taken. That amount is included as part of his 2006 salary in the Summary Compensation Table for 2006, above.

(1)	This cash incentive bonus is based on the financial performance of the Company. The calculation of the cash incentive bonus and the additional cash incentive bonus is described in detail in footnotes (1) and (2) to the table of Grants of Plan-Based Awards for 2006, above. The cash incentive bonus plan is also discussed above under the heading Compensation Discussion and Analysis — Cash Incentive Bonus Plan.

(2)	The terms of these stock options, which each have a July 18 grant date, are described above in footnote (3) to the table of Grants of Plan-Based Awards for 2006. Option grants are also discussed above under the heading Compensation Discussion and Analysis — Equity Incentive Plan.

(3)	For the cost of these benefits in 2006, see footnote (3) of the Summary Compensation Table for 2006, above.
Outstanding Equity Awards at December 31, 2006.

The following table shows certain information concerning unexercised stock options and stock options that have not vested and that were outstanding on December 31, 2006 for each executive officer named in the Summary Compensation Table for 2006, above. No other equity awards have been made to the named executive officers.

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option	Option	Vesting
	(#)	(#)	Price/Share	Grant	Expiration	Date
Name	Exercisable	Unexercisable	($)	Date	Date	Footnotes

Patrick T. Manning	—	1,000	$25.21	8/08/2006	9/08/2011	(1)
	—	10,000	$24.96	7/18/2006	7/18/2011	(2)
	300	1,200	$16.78	8/12/2005	9/12/2010	(1)
	—	10,000	$9.69	7/18/2005	7/18/2010	(2)
	1,400	2,100	$3.10	8/12/2004	8/12/2014	(1)
	—	10,000	$3.10	8/12/2004	8/12/2009	(2)
	2,100	1,400	$3.05	8/20/2003	8/20/2013	(1)
	2,800	700	$1.725	7/24/2002	7/24/2012	(1)
	3,700	—	$1.50	7/23/2001	7/23/2011	(1)

Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option	Option
	(#)	(#)	Price/Share	Grant	Expiration	Vesting Date
Name	Exercisable	Unexercisable	($)	Date	Date	Footnotes

Joseph P. Harper, Sr.	—	1,000	$25.21	8/08/2006	9/08/2011	(1)
	—	10,000	$24.96	7/18/2006	7/18/2011	(2)
	300	1,200	$16.78	8/12/2005	9/12/2010	(1)
	—	10,000	$9.69	7/18/2005	7/18/2010	(2)
	2,334	1,166	$3.10	8/12/2004	8/12/2014	(3)
	—	10,000	$3.10	8/12/2004	8/12/2009	(2)
	3,500	—	$3.05	8/20/2003	8/20/2013	(3)
	3,500	—	$1.725	7/24/2002	7/24/2012	(3)
	3,700	—	$1.50	7/23/2001	7/23/2011	(1)

Maarten D. Hemsley	—	2,800	$24.96	7/18/2006	7/18/2011	(2)
	—	2,800	$9.69	7/18/2005	7/18/2010	(2)
	3,750	1,250	$3.10	8/12/2004	8/12/2014	(4)
	75,000	—	$0.875	1/13/1998	10/27/2013	(5)
	100,000	—	$2.75	4/29/1994	2/11/2010	(6)
	28,424	—	$2.75	6/29/1991	6/13/2007	(7)
Vesting of Stock Options. If there is a change-in-control of the Company, all the stock options then held by a named executive officer become exercisable in full. Absent a change in control of the Company, the options listed above vest as follows:

(1)	This option vests in equal installments on the first five anniversaries of its grant date.

(2)	This option vests in a single installment on July 18, 2007.

(3)	This option vests in equal installments on the first three anniversaries of its grant date.

(4)	This option vests in equal installments on the grant date and the first three anniversaries of its grant date.

(5)	This option vested in a single installment on December 18, 1998.

(6)	This option vested in equal installments on the grant date and the first four anniversaries of its grant date.

(7)	This option vested in a single installment on its grant date.
Option Exercises and Stock Vested for 2006.
The following table contains information on an aggregated basis about each exercise of a stock option during 2006 by each of the executive officers named in the Summary Compensation Table for 2006, above. No other equity awards have been made to an executive officer named in the Summary Compensation Table for 2006, above.

Option Awards
	Number of Shares Acquired	Value Realized Upon
	on Exercise	Exercise(1)
Name	(#)	($)

Patrick T. Manning	—	—
Joseph P. Harper, Sr.	—	—
Maarten D. Hemsley	233,000	$5,246,480

(1)	SEC regulations define the “Value Realized Upon Exercise” as the difference between the market price of the shares on the date of the purchase, and the exercise or purchase price of the option shares, whether or not the shares are sold, or if they are sold, whether or not the sale occurred on the date of the exercise.
Potential Payments Upon Termination or Change-in-Control.
The following table describes the payment and other obligations of the Company and the named executive officer if there is a termination of his employment or a change in control of the Company. If the executive had been terminated on December 31, 2006, the payments to him (in monthly installments)

would have been be $12,000 or $24,000 depending on whether the payments were required to be made for twelve months or twenty-four months.

Event	Payment and/or Other Obligations*
Termination by the Company without good cause(1)	The Company must —
•	Give the executive 180 days notice of termination.

•	Continue to pay the executive his base salary(2) for the balance of the term of his employment agreement or for one year, whichever period is longer.

•	Pay the executive an additional $1,000 per month for one year.
The executive may —
•	accept the additional $1,000/month payment, in which case he may not compete with the Company or solicit its customers or employees during the one-year period, or

•	decline any post employment payments by the Company, in which case he is not prohibited from competing with the Company or soliciting its customers or employees.

•	The executive’s options continue to be exercisable for varying periods depending on the terms of the option agreement.

Termination by the Company for good cause(1)	The executive is prohibited from competing with the Company or soliciting its customers or employees for two years, during which period the Company must pay the executive $1,000 a month. All of the executive’s stock options terminate.

Termination by the executive for good reason(1)	The Company must —
•	Continue to pay the executive his base salary for the remaining term of his agreement, but in no event for less than twelve additional months.
•	Pay the executive an additional $1,000 per month for one year, during which time he is prohibited from competing with the Company or soliciting its customers or employees.

Termination by the executive without good reason(1)	The Company is only obligated to pay the executive $1,000 a month for two years during which period he is prohibited from competing with the Company or soliciting its customers or employees.

A change in control of the Company or the execution by the Company of any agreement that will result in a change in control that is not consented to in writing by the executive before the change in control is completed.
All the executive’s stock options become exercisable in full.

The executive may elect by written notice to the Company to terminate his employment agreement and his employment. If he does so, the executive is not thereafter prohibited from competing with the Company or soliciting its customers or employees and the Company is not required to make any monthly payment to him.

The Company is obligated to pay the executive any bonus earned but not yet paid.

*	In all events, the Company is required to pay the executive his accrued but unpaid salary through the date of termination, as required by law.

(1)	The terms good reason and good cause are defined in the agreement and generally mean either a breach of the terms of the agreement or what is commonly referred to as cause in employment matters, such as gross negligence, dishonesty, insubordination, inadequate performance of responsibilities after notice and the like.

(2)	Any obligation of the Company to continue to pay the executive his base salary after termination of his employment ceases if the executive breaches his obligation under the agreement not to disclose confidential information of the Company or any obligation he has under the terms of the termination not to compete with the Company or solicit its customers or employees. The executives’ base salaries are set forth above under the heading Employment Agreements of Named Executive Officers.
PERFORMANCE GRAPH.
The following graph compares the percentage change in the Company’s cumulative total stockholder return on its common stock for the last five years with (i) the Dow Jones US Total Market Index, a broad market index, and (ii) the Dow Jones US Heavy Construction Index, a group of companies whose marketing strategy is focused on a limited product line, such as civil construction, over the same period. Both indices are published in The Wall Street Journal.
The returns are calculated assuming the value of an investment of $100 in the Company’s common stock and in each index at the Company’s 2001 fiscal year-end and that all dividends were reinvested into additional shares of common stock; however, the Company paid no dividends during the periods shown. The graph lines merely connect the beginning and end of the periodic measuring dates and do not reflect fluctuations between those dates. The historical stock performance shown on the graph is not intended to be indicative of future stock performance.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Sterling Construction Company, Inc, The Dow Jones US Total Market Index
And The Dow Jones US Heavy Construction Index

* $100 invested on 12/31/01 in stock or index-including reinvestment of dividends.
Fiscal year ending December 31.

	December	December	December	December	December	December
	2001	2002	2003	2004	2005	2006

Sterling Construction Company, Inc	100.00	104.17	269.64	308.93	1001.79	1295.24
Dow Jones US Total Market	100.00	77.92	101.88	114.12	121.34	140.23
Dow Jones US Heavy Construction	100.00	83.87	114.41	138.74	200.48	250.08

BUSINESS RELATIONSHIPS WITH DIRECTORS AND OFFICERS.
Transactions with Related Persons.
At December 31, 2006, NASCIT held 6.23% of the Company’s outstanding common stock. NASCIT is a part of JO Hambro Capital Management Group Limited, or JOHCMG, an investment company and fund manager located in the United Kingdom. From January 2001 until May 2002, Mr. Hemsley was a consultant to JO Hambro Capital Management Limited, or JOHCM, which is part of JOHCMG and since May 2002 has been an employee of JOHCM. Mr. Hemsley has served since 2001 as Fund Manager of JOHCMG’s Leisure & Media Venture Capital Trust, plc, and since February 2005, as Senior Fund Manager of its Trident Private Equity II LLP investment fund. Neither of those funds was or is an investor in the Company or any of the Company’s affiliates.
Mr. Frickel is President of R.W. Frickel Company, P.C., an accounting firm based in Michigan that performs certain accounting and tax services for the Company. In 2006, the Company paid or accrued for payment to R.W. Frickel Company approximately $57,500 in fees. The Company estimates that during 2007, the fees of R.W. Frickel Company will be approximately the same as in 2006.
Joseph P. Harper, Jr., the son of Joseph P. Harper, Sr., President and Chief Operating Officer, is Chief Financial Officer of Sterling General, Inc., or SGI, the general partner of TSC. For 2006 Mr. Harper Jr. received a salary and cash incentive bonus aggregating approximately $225,750.
Since July 2005, Patrick T. Manning has been the husband of Amy Peterson, the sole beneficial owner of Paradigm Outdoor Supply, LLC and Paradigm Outsourcing, Inc. The Paradigm companies have provided materials and services to the Company and to other contractors for many years. In 2006, the Company paid a total of approximately $3.3 million to the Paradigm companies. The Audit Committee reviews and approves these payments in the manner described below under the heading Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.
On January 27, 2006 the Company prepaid in full the approximately $8.5 million of outstanding principal amount (together with accrued interest) of the Company’s five-year, 12% promissory notes, which are described in the Company’s Annual Report on Form 10-K (which accompanies this Proxy Statement) in Item 7. —Management’s Discussion and Analysis of Financial Condition and Results of Operation under the heading Related Party Notes and in Notes 5 and 14 of Notes to Consolidated Financial Statements. In making the prepayment, the Company made the following payments, among others:

Name	Amount
Patrick T. Manning	$321,459
James D. Manning	$1,872,047
Joseph P. Harper, Sr.	$2,661,159
Maarten D. Hemsley	$182,836
Joseph P. Harper, Jr.	$118,750
Policies and Procedures for the Review, Approval or Ratification of Transactions with Related Persons.
General. The Board of Directors’ policy on transactions between the Company and related parties is set forth in the written charter of the Audit Committee. The policy requires that the Audit Committee must review in advance the terms of any transaction by the Company with a director; executive officer; nominee for election as director; stockholder; or any affiliate or any of their immediate family members that involves more than $50,000. If the Audit Committee approves the transaction, it must do so in compliance with Delaware law and report it to the full Board of Directors.
Mr. Hemsley. Mr. Hemsley’s relationship with JOHCM has not been the subject of any approval process by the Board or the Audit Committee because, as noted above, neither of the funds he manages were or are an investor in the Company or any of its affiliates.
Mr. Frickel. The Company’s Audit Committee reviews and approves the retention of Mr. Frickel’s firm and the payment of its fees. A description of this written procedure is found below in Audit and Non-Audit Service Approval Policy under the heading Information About Audit Fees and Audit Services.

Joseph P. Harper, Jr. The Compensation Committee reviews Mr. Harper, Jr.’s salary and bonus as well as the salary and bonus of other senior managers of TSC. Neither Mr. Harper, Sr. nor Mr. Harper, Jr. is a member of the Compensation Committee, which is made up entirely of independent directors.
The Paradigm Companies. TSC engages the Paradigm companies primarily for City of Houston projects to comply with requirements that a portion of contracts be subcontracted to minority and/or women-owned businesses. Both Paradigm companies are woman-owned businesses. Paradigm Outdoor Supply arranges for the purchase of construction materials. The materials are delivered directly to the project site and are billed by Paradigm to the Company. Paradigm Outdoor Supply and similar companies charge a percentage commission ranging from 2% to 3% of the cost of the materials. Paradigm Outsourcing provides flagmen and other temporary construction personnel to contractors and charges competitive rates for such services.
During 2006, the Company paid Paradigm Outdoor Supply a total of approximately $2.4 million for the materials it purchased for the Company. During 2006 the Company paid Paradigm Outsourcing $896,101 for temporary personnel supplied to the Company.
The Audit Committee has a written policy regarding transactions with the Paradigm companies. Under the policy, project managers are required, as for all subcontracts, to request competitive bids for goods and/or services they need on a project. The project manager then prepares a list of all bids received and presents them at a review meeting with at least one senior manager. At this meeting, the project manager and the senior manager or managers select the bidder they believe will provide the Company with the best combination of price and service. Mr. Manning or any other member of management with a connection to a bidder is not permitted to be present at the meeting or to be involved in the selection of the winning bid. Every quarter, the payments the Company has made to the Paradigm companies are subject to the review and approval of the Audit Committee.
Note Prepayment. The prepayment of the notes held by management was approved by the independent members of the Board of Directors and was described in the Use of Proceeds section of the Company’s prospectus for its public offering of common stock in January 2006.
INFORMATION ABOUT AUDIT FEES AND AUDIT SERVICES
A representative of the Company’s independent registered public accounting firm, Grant Thornton LLP, is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions from stockholders.
Audit Fees.
The following table sets forth the aggregate fees Grant Thornton billed to the Company for the years ended December 31, 2006 and 2005.

		Percentage		Percentage
		Approved by the		Approved by the
Fee Category	2006	Audit Committee	2005	Audit Committee

Audit Fees:	$529,300	100%	$208,000	100%
Audit-Related Fees:	$110,300	100%	$259,300	100%
Tax Fees:	—	NA	—	NA
All Other Fees:	—	NA	—	NA
Audit Fees in 2005 and 2006 include the fees for Grant Thornton’s audit of the consolidated financial statements included in the Company’s Annual Report on Form 10-K; reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q; the separate audit of Texas Sterling Construction, L.P. (TSC) and Sterling Houston Holdings, Inc., TSC’s 99% limited partner; the resolution of issues that arose during the audit process; and other audit services that are normally provided in connection with statutory and regulatory filings. For 2006, Grant Thornton’s fees also included attestation work required by Section 404 of the Sarbanes-Oxley Act of 2002 to enable Grant Thornton to issue an opinion on management’s assessment of the effectiveness of internal controls over financial reporting.

Audit-Related Fees in 2005 include work in connection with the Company’s public offering of common stock made in January 2006. These fees in both 2005 and 2006 also included audit work on potential acquisition candidates ($168,000 in 2005 and $59,000 in 2006) in connection with acquisitions that were not consummated.
As indicated in the table, Grant Thornton does not perform any tax or other work for the Company.
Audit and Non-Audit Service Approval Policy.
In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations, the Audit Committee has adopted a policy that it believes will result in an effective and efficient procedure to approve the services of the Company’s independent registered public accounting firm.
Audit Services. The Audit Committee annually approves specified audit services engagement terms and fees and other specified audit fees. All other audit services must be specifically pre-approved by the Audit Committee. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other items.
Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, which historically have been provided by our independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee annually approves specified audit-related services within established fee levels. All other audit-related services must be pre-approved by the Audit Committee.
Tax Fees. Our independent registered public accounting firm does not provide tax services to the Company.
All Other Services. Other services, if any, are services provided by our independent registered public accounting firm that do not fall within the established audit, audit-related and tax services categories. The Audit Committee may pre-approve specified other services that do not fall within any of the specified prohibited categories of services.
Procedures for Approval of Services.
All requests for services that are to be provided by our independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to both the President and the Chairman of the Audit Committee. The Chief Financial Officer authorizes services that have been approved by the Audit Committee within the pre-set limits. If there is any question as to whether a proposed service fits within an approved service, the Chairman of the Audit Committee is consulted for a determination. The Chief Financial Officer submits to the Audit Committee any requests for services that have not already been approved by the Audit Committee. The request must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request is consistent with the SEC’s rules on auditor independence.
SUBMISSION OF STOCKHOLDER PROPOSALS
Any proposal that a stockholder intends to present at the 2008 Annual Meeting of Stockholders must be submitted to the Secretary of the Company no later than January 1, 2008 in order to be considered timely received.
By Order of the Board of Directors
Roger M. Barzun, Secretary

STERLING CONSTRUCTION COMPANY, INC.
ANNUAL MEETING OF STOCKHOLDERS
May 7, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned, having received a Notice of the Annual Meeting of Stockholders of Sterling Construction Company, Inc. (the “Company”) to be held on May 7, 2007 at 11:30 a.m. local time at the Company’s offices at 20810 Fernbush Lane, Houston, Texas 77073 or at any adjournment thereof (the “Annual Meeting”) together with the Board of Directors’ proxy statement therefor; and revoking all prior proxies, hereby appoint(s) Patrick T. Manning, Joseph P. Harper, Sr. and Karen A. Stempinski, and each of them (with full power of substitution) as proxies of the undersigned to attend the Annual Meeting and any adjourned sessions thereof and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.
Attendance of the undersigned at the Annual Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the Annual Meeting the intention of the undersigned to vote said shares in person. If the undersigned holds any shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every one of those capacities as well as individually.
[X] Please mark your votes as in this example.
The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified below, this proxy will be voted FOR the election to office or proposal. None of the matters to be voted on is conditioned on, or related to, the approval of any other matter. All proposals are made by the Company.
1.	Election of three Class III directors (or if the nominee is not available for election, a substitute designated by the Board of Directors).

Nominees	Class	Term
Maarten D. Hemsley	III	Three years
Christopher H. B. Mills	III	Three years
Donald P. Fusilli, Jr.	III	Three years

FOR ALL NOMINEES WITHHOLD FROM ALL NOMINEES	[ ] [ ]

[ ]

INSTRUCTION: To withhold authority for any individual nominee, write the nominee’s name in the space provided above.

2.	Ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.
FOR [             ]                                AGAINST [           ]                                ABSTAIN [           ]
3.	In their discretion, the named proxies are authorized to vote upon any other matters that may properly come before the Annual Meeting, or any adjournment thereof.
FOR [             ]                                 AGAINST [            ]                                ABSTAIN [            ]
If you wish to vote in accordance with the recommendations of the Board of Directors, you need only sign and date this proxy on the reverse side — you do not need to mark any boxes.
CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
Please sign exactly as your name appears on this proxy. Joint owners should both sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:

Signature:	Date:

PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.